Exhibit 99.1
Cronos Group Reports 2025 Second Quarter Results

Net revenue in Q2 2025 increased by 21% year-over-year

PEACE NATURALS® retained its position as the number one cannabis brand in Israel1

Highest-ever international and Israel revenue, fueled by strong global demand

Industry-leading balance sheet with $834 million in total cash and cash equivalents and short-term investments

TORONTO, August 7, 2025 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announced its 2025 second quarter business results.

"Cronos delivered another quarter of strong performance, highlighted by record sales from Cronos Israel and continued momentum in international markets. Our strength abroad has been instrumental in driving meaningful margin improvement, underscoring the benefits of our global strategy. Our results in Israel reflect the strong demand for high-quality medical cannabis and the operational excellence of our team on the ground. Achieving a record quarter there is a testament to our ability to scale efficiently while meeting the needs of patients," said Mike Gorenstein, Chairman, President and CEO of Cronos.

"In Canada, despite near-term flower supply constraints, our long-term fundamentals remain robust, supported by strategic investments and our consistent commitment to innovation. Our Lord Jones® and Spinach® brands are still delivering, and with our flower capacity expansion, leadership in edibles, a strong position in Israel’s medical market with our PEACE NATURALS® brand and a growing international footprint, we are well-positioned for accelerated growth in the second half of 2025. Our debt-free balance sheet and $834 million in cash and cash equivalents and short-term investments provide superior flexibility to execute our strategy, expand globally, and deliver value to shareholders."
1 Market share and ranking information from pharmacy data collected by Cronos - Q2 2025.

Consolidated Financial Results
On June 20, 2024 the Company made an additional investment (the "Cronos GrowCo Transaction") in Cronos Growing Company Inc. ("Cronos GrowCo") to fund the expansion of cultivation operations. Cronos also obtained majority control of the board of directors of Cronos GrowCo and began consolidating Cronos GrowCo's results as of July 1, 2024. Prior to that date, the Company's investment in Cronos GrowCo consisted of an investment accounted for under the equity method and loans receivable from Cronos GrowCo.
The tables below set forth our condensed consolidated results of operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three months ended June 30,	Change	Six months ended June 30,	Change
2025	2024	$	%	2025	2024	$	%
Cronos net revenue, excluding Cronos GrowCo net revenue(i)	$31,244	$27,762	$3,482	13%	$60,621	$53,050	$7,571	14%
Cronos GrowCo net revenue(ii)	2,211	—	2,211	N/A	5,096	—	5,096	N/A
Net revenue	$33,455	$27,762	$5,693	21%	$65,717	$53,050	$12,667	24%

Cost of sales	18,865	21,070	(2,205)	(10)%	37,393	41,875	(4,482)	(11)%
Inventory write-down	86	395	(309)	(78)%	86	395	(309)	(78)%
Gross profit	$14,504	$6,297	$8,207	130%	$28,238	$10,780	$17,458	162%
Gross margin(iii)	43%	23%	N/A	20	pp	43%	20%	N/A	23	pp

Inventory step-up recorded to cost of sales	—	—	—	N/A	517	—	517	N/A
Adjusted Gross Profit(iv)	$14,504	$6,297	$8,207	130%	$28,755	$10,780	$17,975	167%
Adjusted Gross Margin(v)	43%	23%	N/A	20	pp	44%	20%	N/A	24	pp

Net loss	$(38,482)	$(8,759)	$(29,723)	(339)%	$(30,759)	$(11,243)	$(19,516)	(174)%

Adjusted EBITDA(iv)	$1,688	$(11,051)	$12,739	N/M	$3,977	$(21,720)	$25,697	N/M

Other Data
Cash and cash equivalents(vi)	$794,416	$848,189	$(53,773)	(6)%
Short-term investments(vi)	40,000	—	40,000	N/A
Capital expenditures(vii)	3,838	916	2,922	319%	19,194	2,910	16,284	560%
(i)Cronos net revenue, excluding Cronos GrowCo net revenue is Net revenue less Cronos GrowCo net revenue and is after intercompany eliminations.
(ii)Cronos GrowCo net revenue is Cronos GrowCo's net revenue after intercompany eliminations.
(iii)Gross margin is defined as gross profit divided by net revenue.
(iv)See "Non-GAAP Measures" for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization ("Adjusted EBITDA") to net income (loss) and a reconciliation of Adjusted Gross Profit to gross profit.
(v)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.
(vi)Dollar amounts are as of the last day of the period indicated.
(vii)Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Second Quarter 2025
•Net revenue of $33.5 million in Q2 2025 increased by $5.7 million from Q2 2024. The increase was primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, the consolidation of Cronos GrowCo, and higher cannabis extract sales in the Canadian market. Cronos GrowCo contributed $2.2 million of cannabis flower sales in Q2 2025. No such sales were recognized for Q2 2024.
•Gross profit and Adjusted Gross Profit of $14.5 million in Q2 2025 increased by $8.2 million from Q2 2024. The increase was primarily due to the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes, and production efficiencies.

•Net loss of $38.5 million in Q2 2025 increased by $29.7 million from Q2 2024. The increase was primarily due to an unrealized foreign exchange loss on our U.S. dollar-denominated cash and cash equivalents and short-term investments held in Canada, driven by the Canadian dollar strengthening against the U.S. dollar, partially offset by higher gross profit and lower operating expenses.
•Adjusted EBITDA of $1.7 million in Q2 2025 improved by $12.7 million from Q2 2024. The improvement year-over-year was primarily driven by higher revenue, lower cost of sales due to the consolidation of Cronos GrowCo, as well as by lower operating expenses due to a decline in general and administrative costs.

Business Updates
Brand and Product Portfolio

Spinach®2

The Spinach® brand ended Q2 2025 as the second most popular brand in Canada with 4.7% market share, and the third most popular flower brand in Canada, with 4.9% market share, despite ongoing flower supply constraints that have temporarily capped our growth potential. Our market share and popularity remaining strong in the face of limited availability attests to the exceptional popularity of Cronos' flower products. The team is strategically allocating inventory to ensure availability of top-selling products while preparing to unlock significant additional capacity in the fall of 2025 with the expansion of Cronos GrowCo.

In Q2 2025, Cronos' performance continued to demonstrate strong consumer demand and brand strength in the edibles category, with five Spinach® gummies ranking in the top 10 of all edible products in Canada. These industry-leading gummies maintained an impressive 19.9% market share in Q2 2025, which underscores Cronos’ continued leadership in innovative, high-quality cannabis edibles and reinforces ongoing consumer loyalty to the Spinach® brand.

In Q2 2025, in the vape category, Cronos achieved the #4 position overall with 6.5% share, with the vape cartridges in the portfolio specifically ranking even higher at #2 with 8.4% share. In Q2 2025, the Spinach® Pink Lemonade 1.2g vape cartridge was the best-selling 1.2g vape cartridge in Canada.

Lord Jones®4

In Q2 2025, Lord Jones® Chocolate Fusions™ had 10.2% market share and ended the second quarter as the third best-selling chocolate cannabis edible brand in Canada. Lord Jones® Chocolate Fusions™ edibles highlight the brand’s commitment to innovation and craftsmanship, now offering four unique flavors: cookies and cream, dazzle-berry pop, salted caramel crunch and fudge brownie bite. In Q2, the brand continued to strengthen its premium positioning in extracts, with the launch of Lord Jones® Live Resin Caviar, with standout offerings like Gorilla Grape and Orange Velvet. These high-terpene, no-compromise extracts pair premium strains with state-of-the-art hardware, delivering a refined and flavorful experience.

The Lord Jones® brand is the category leader in the hash-infused pre-roll segment with an outstanding 28.5% market share. This #1 position highlights the brand's ability to create differentiated, high-quality products that resonate with discerning cannabis consumers.

PEACE NATURALS®3

In Israel, PEACE NATURALS® continues to be the top-performing brand with record revenue and sales volume in Q2 2025. The PEACE NATURALS® brand has thrived in Israel due to Cronos' advanced genetic breeding program, high-quality cultivation capabilities, and an industry-leading team in Israel. The PEACE NATURALS® and Lit™ brands both launched several new flower strains in Q2 2025 to meet the growing demand for Cronos Israel's cannabis products.
2 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - Q2 2025.
3 Market share and ranking information from pharmacy data collected by Cronos - Q2 2025.

Internationally, PEACE NATURALS® continues to enter new markets and build on its momentum in established ones. In the second quarter, the PEACE NATURALS® brand was launched in the medical cannabis markets in Australia and Malta, as well as in Switzerland's medical market post quarter-end. The Company's medical brand has now expanded to seven global markets, including Canada, Israel, Germany, the United Kingdom ("UK"), Australia, Switzerland, and Malta.

Cronos GrowCo Expansion

The Cronos GrowCo expansion is now complete and we expect sales from the expansion in Fall 2025. The Company believes this additional supply will fuel growth internationally and within the domestic Canadian market.

Proposed Anti-Dumping Duty in Israel: Update

On July 3, 2025, the Israel Ministry of Justice announced that it had concluded that the Minister of Finance’s veto of the proposed anti-dumping duty was valid. The Minister of Economy had sought to impose an anti-dumping duty of 165% on the Company’s medical cannabis imports into Israel, which the Minister of Finance subsequently vetoed. This matter stems from an investigation launched in January 2024 into allegations of dumping of Canadian medical cannabis into Israel. The Company strongly refuted the allegations and is pleased with the decision to veto the proposed anti-dumping duty. Cronos will continue to advocate for a fair and equitable market structure that benefits Israel’s medical cannabis patients.

Investments

In July Cronos invested in High Tide Inc. ("High Tide"), the operator of Canna Cabana, the largest cannabis retailer in Canada4. We invested C$25.2 million (approximately $18.5 million USD5) in High Tide through a five-year junior secured convertible loan. The loan has a face value of C$30.0 million (approximately $22.1 million USD7), reflecting a 16% original issue discount. The loan bears interest at 4% of the face value of the loan per annum, paid in cash quarterly, and, other than the amounts attributed to the original issue discount, is convertible into High Tide common shares upon the mutual agreement of Cronos and High Tide. The conversion price is C$4.20 per common share. The loan may be repaid early with no penalty. Additionally, with this investment we received a five-year common share purchase warrant exercisable into up to 3,836,317 common shares of High Tide at an exercise price of C$3.91 per warrant share. This investment helps preserve competition in the cannabis market, ensuring Cronos’ brands remain competitive across Canada. We remain fully dedicated to all our retail partners and will continue to operate with fairness, transparency and integrity.

Appointments

Cronos appointed Lloyd Wilson, Vice President, Controller, as the Company’s principal accounting officer, effective as of August 7, 2025. Lloyd is a seasoned financial leader and licensed Chartered Public Accountant with over 20 years of experience in financial reporting, internal audit, plant controllership, and operational finance. With a strong background in consumer-packaged goods and previous experience as a plant controller, Lloyd most recently served as a Corporate Controller, where he oversaw financial reporting, internal controls, and policy implementation.

Conference Call
The Company will host a conference call and live audio webcast on Thursday, August 7, 2025, at 8:30 a.m. ET to discuss 2025 second quarter business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at https://ir.thecronosgroup.com/events-presentations.
4 Market share and ranking information from Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - Q2 2025.
5 Converted from CAD to USD using the June 30, 2025 Bloomberg exchange rate of C$1.00 to $0.735

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that may constitute forward-looking information and forward-looking statements within the meaning of applicable U.S. and Canadian securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology, such as “expect,” “likely,” “may,” “will,” “should,” “intend,” “anticipate,” “potential,” “proposed,” “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•the ongoing impact of the public investigation into Canadian licensed producers of alleged dumping of medical cannabis imports from Canada into Israel by the Trade Levies Commissioner of the Israel Ministry of Economy and Industry (the “Anti-Dumping Investigation”) and the proposed anti-dumping duty to which the Company’s imports would be subject;
•expectations related to the conflict involving Israel, Hamas, Hezbollah, Houthis, Iran, Iran’s proxies and other stakeholders in the region (the “Middle East Conflict”) and its impact on our operations in Israel, the supply of product in the market and the demand for product by medical patients in Israel, as well as any regional or global escalations and their impact to global commerce and stability;
•expectations related to the German, Australian, UK, Swiss, and Malta markets and our ability to successfully distribute the PEACE NATURALS® brand in our overseas markets;
•expectations related to our announcement of cost-cutting measures, including our decision to wind down operations at our Winnipeg, Manitoba facility and list the facility for sale, the expected costs and benefits from the wind-down of production activities at the facility, as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations and any future plans to re-enter the U.S. market;
•the ongoing impact of our announced realignment (inclusive of any revisions thereto, the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•our expectations as to the use and expansion of our facility in Stayner, Ontario (the “Peace Naturals Campus”);
•our ability to acquire raw materials from suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments;
•expectations related to the transaction by which we obtained majority control of the board of directors of Cronos GrowCo, which qualified as a business combination under Accounting Standards Codification 805, and the expansion of Cronos GrowCo’s purpose-built cultivation and processing facilities;
•our ability or plans to identify, develop, commercialize or expand our technology and research and development initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;

•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the U.S. and Germany, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create and launch brands and cannabis products;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the possibility marijuana is moved from Schedule I to Schedule III under the U.S. Controlled Substances Act;
•the anticipated benefits and impact of Altria Group, Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding business combinations and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement (the “Settlement Order”) with the U.S. Securities and Exchange Commission (the "SEC") and the settlement agreement with the Ontario Securities Commission (the “OSC”); and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended, and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to effectively navigate developments related to the Anti-Dumping Investigation and the proposed anti-dumping duty to which the Company’s imports would be subject and its impact on our operations in Israel; (ii) our ability to effectively navigate developments related to the Middle East Conflict and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in our overseas markets; (iv) our ability to realize the expected cost-savings and other benefits related to the wind-down of our operations at our Winnipeg, Manitoba facility; (v) expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations; (vi) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vii) our ability to efficiently and effectively manage our operations at our Peace Naturals Campus; (viii) our ability to efficiently and effectively acquire raw materials on a timely and cost-effective basis from third parties or Cronos GrowCo; (ix) our ability to realize the expected benefits related to the expansion of Cronos GrowCo’s purpose-built cannabis facility and the ability of Cronos GrowCo to repay the credit facility provided by Cronos; (x) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our business combinations and strategic investments; (xi) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (xii) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xiii) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xiv) consumer interest in our products; (xv) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xvi) competition; (xvii) anticipated and unanticipated costs; (xviii) our ability to generate cash flow from operations; (xix) our ability to conduct operations in a safe, efficient and effective manner; (xx) our ability to hire and retain qualified staff and acquire equipment and services in a timely and cost-efficient manner; (xxi) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxii) general economic, financial market, regulatory and political conditions in which we operate; (xxiii) management’s perceptions of historical trends, current conditions and expected future developments; and (xxiv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct, and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, negative impacts on our business and operations in Israel due to the Anti-Dumping Investigation, including that we may not be able to produce, import or sell our products in Israel as a result thereof; negative impacts on our employees, business and operations in Israel due to the Middle East Conflict, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Middle East Conflict, the supply of product in the market and the demand for product by medical patients in Israel; that we may not be able to successfully continue to distribute our products in Germany, Australia, the UK, Switzerland and Malta or generate material revenue from sales in those markets; that we may not be able to achieve the anticipated benefits of the wind-down of our operations at our Winnipeg, Manitoba facility; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to access raw materials on a timely and cost-effective basis from third-parties or Cronos GrowCo; that the expected benefits of the expansion of Cronos GrowCo's purpose-built cannabis facility may not be fully realized within a reasonable time or at all or that Cronos GrowCo may not be able to repay its borrowings under the credit facility provided by Cronos; the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; that our Realignment and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; that we may not be able to efficiently and effectively manage our operations, and any changes thereto, at our Peace Naturals Campus; lower levels of revenues; the lack of consumer demand for our products; our inability to manage disruptions in credit markets; unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; failure to realize expected growth opportunities; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; our failure to improve our internal control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2024 and under Part II, Item 1A “Risk Factors” in our Quarterly Reports. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

As used in this press release, “CBD” means cannabidiol and “U.S. hemp” has the meaning given to the term “hemp” in the U.S. Agricultural Improvement Act of 2018, including hemp-derived CBD.

Cronos Group Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share amounts, unaudited)

	As of June 30, 2025	As of December 31, 2024
Assets
Current assets
Cash and cash equivalents	$794,416	$858,805
Short-term investments	40,000	—
Accounts receivable, net	26,619	15,462
Interest receivable	3,228	8,690
Other receivables	9,529	5,000
Current portion of loans receivable, net	—	618
Inventory, net	42,142	33,149
Prepaids and other current assets	5,191	6,277
Held-for-sale assets	6,022	8,112
Total current assets	927,147	936,113
Other investments	2,251	2,813
Non-current portion of loans receivable, net	13,767	15,526
Property, plant and equipment, net	150,243	133,189
Right-of-use assets	1,677	1,390
Goodwill	66,918	63,453
Intangible assets, net	10,565	11,257
Deferred tax assets	2,659	2,571
Total assets	$1,175,227	$1,166,312
Liabilities
Current liabilities
Accounts payable	$12,136	$16,973
Income taxes payable	14	9
Accrued liabilities	24,637	31,653
Current portion of lease obligation	822	1,025
Derivative liabilities	3	40
Total current liabilities	37,612	49,700
Non-current portion due to non-controlling interests	680	1,073
Non-current portion of lease obligation	1,189	993
Deferred tax liabilities	5,540	3,564
Total liabilities	45,021	55,330

Shareholders’ equity
Share capital and additional paid-in capital	666,614	669,879
Retained earnings	424,080	457,709
Accumulated other comprehensive loss	(8,404)	(63,525)
Total equity attributable to shareholders of Cronos Group	1,082,290	1,064,063
Non-controlling interests	47,916	46,919
Total shareholders’ equity	1,130,206	1,110,982
Total liabilities and shareholders’ equity	$1,175,227	$1,166,312

Cronos Group Inc.
Condensed Consolidated Statements of Net Loss and Comprehensive Income (Loss)

	Three months ended June 30,		Six months ended June 30,
(In thousands of U.S. dollars, except share and per share amounts, unaudited)	2025	2024	2025	2024
Net revenue, before excise taxes	$44,252	$38,678	$86,150	$74,045
Excise taxes	(10,797)	(10,916)	(20,433)	(20,995)
Net revenue	33,455	27,762	65,717	53,050
Cost of sales	18,865	21,070	37,393	41,875
Inventory write-down	86	395	86	395
Gross profit	14,504	6,297	28,238	10,780
Operating expenses
Sales and marketing	5,347	4,330	9,912	9,662
Research and development	929	962	1,722	1,959
General and administrative	10,536	12,767	19,845	21,674
Restructuring costs	768	547	1,323	630
Share-based compensation	1,381	2,236	3,469	4,251
Depreciation and amortization	867	1,016	1,363	2,139
Impairment loss on long-lived assets	—	—	—	1,974
Total operating expenses	19,828	21,858	37,634	42,289
Operating loss	(5,324)	(15,561)	(9,396)	(31,509)
Other income (expense)
Interest income, net	8,997	13,451	18,662	27,696
Share of income from equity method investments	—	917	—	2,365
Loss on revaluation of financial instruments	(640)	(3,615)	(591)	(6,257)
Impairment loss on other investments	—	(12,916)	—	(25,650)
Foreign currency gain (loss)	(39,538)	6,543	(37,955)	19,802
Loss on held-for-sale assets	(2,501)	—	(2,501)	—
Other, net	(1)	248	42	(422)
Total other income (expense)	(33,683)	4,628	(22,343)	17,534
Loss before income taxes	(39,007)	(10,933)	(31,739)	(13,975)
Income tax benefit	(525)	(2,174)	(980)	(2,732)
Net loss	(38,482)	(8,759)	(30,759)	(11,243)
Net income (loss) attributable to non-controlling interest	1,229	(2)	2,830	(245)
Net loss attributable to Cronos Group	$(39,711)	$(8,757)	$(33,589)	$(10,998)

Comprehensive income (loss)
Net loss	$(38,482)	$(8,759)	$(30,759)	$(11,243)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	60,228	(10,160)	57,146	(32,521)
Comprehensive income (loss)	21,746	(18,919)	26,387	(43,764)
Comprehensive income (loss) attributable to non-controlling interests	3,412	58	4,855	(75)
Comprehensive income (loss) attributable to Cronos Group	$18,334	$(18,977)	$21,532	$(43,689)
Net loss per share
Basic net loss per share attributable to Cronos Group	$(0.10)	$(0.02)	$(0.09)	$(0.03)
Diluted net loss per share attributable to Cronos Group	$(0.10)	$(0.02)	$(0.09)	$(0.03)

Cronos Group Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of U.S. dollars, except share amounts, unaudited)

	Six months ended June 30,
	2025	2024
Operating activities
Net loss	$(30,759)	$(11,243)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	3,469	4,251
Depreciation and amortization	7,042	3,244
Impairment loss on long-lived assets	—	1,974
Impairment loss on other investments	—	25,650
Loss from investments	700	3,732
Changes in expected credit losses on long-term financial assets	(11)	1,021
Loss on held-for-sale assets	2,501	—
Inventory step-up recorded to cost of sales	517	—
Foreign currency (gain) loss	37,955	(19,802)
Other non-cash operating activities, net	1,329	829
Changes in operating assets and liabilities:
Accounts receivable, net	(9,794)	(2,723)
Interest receivable	6,240	1,174
Other receivables	(4,071)	(1,009)
Prepaids and other current assets	1,386	(5)
Inventory, net	(6,717)	292
Accounts payable	(1,056)	(4,482)
Income taxes payable	4	(47)
Accrued liabilities	(8,013)	(3,316)
Net cash provided by (used in) operating activities	722	(460)
Investing activities
Proceeds from short-term investments	—	187,447
Purchase of short-term investments	(40,000)	—
Advances on loans receivable	—	(8,836)
Proceeds from repayment on loans receivable	2,855	5,298
Purchase of property, plant and equipment, net of disposals	(19,095)	(2,453)
Purchase of intangible assets, net of disposals	(99)	(457)
Net cash provided by (used in) investing activities	(56,339)	180,999
Financing activities
Repurchases of common stock	(3,612)	—
Dividend paid to non-controlling interest	(3,858)	—
Withholding taxes paid on share-based awards	(3,146)	(905)
Net cash used in financing activities	(10,616)	(905)
Effect of foreign currency translation on cash and cash equivalents	1,844	(736)
Net change in cash and cash equivalents	(64,389)	178,898
Cash and cash equivalents, beginning of period	858,805	669,291
Cash and cash equivalents, end of period	$794,416	$848,189
Supplemental cash flow information
Interest paid	$—	$—
Interest received	$24,451	$28,291
Income taxes paid	$59	$614

Non-GAAP Measures

Cronos Group reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; gain on revaluation of loan receivable; gain on revaluation of equity method investment; transaction costs related to strategic projects; loss on held-for-sale assets; impairment loss on other investments; foreign currency (gain) loss; other, net; restructuring costs; share-based compensation; costs related to the Israel Ministry of Economy and Industry dumping inquiry; purchase accounting adjustment-related inventory step-up adjustments recorded through cost of sales; and financial statement review costs related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including legal costs of defending shareholder class action complaints brought against us as a result of the 2019 restatement. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
The following tables set forth a reconciliation of Net income (loss) as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

Three months ended June 30, 2025
Net loss	$(38,482)
Interest income, net	(8,997)
Income tax benefit	(525)
Depreciation and amortization	4,202
EBITDA	(43,802)
Loss on revaluation of financial instruments(ii)	640
Foreign currency loss	39,538
Transaction costs(iv)	32
Loss on held-for-sale assets(v)	2,501
Other, net(vi)	1
Restructuring costs(vii)	768
Share-based compensation(viii)	1,381
Financial statement review costs(ix)	391
Israel Ministry of Economy and Industry dumping inquiry expense(xi)	238
Adjusted EBITDA	$1,688

Three months ended June 30, 2024
Net loss	$(8,759)
Interest income, net	(13,451)
Income tax benefit	(2,174)
Depreciation and amortization	1,513
EBITDA	(22,871)
Share of income from equity method investments	(917)
Loss on revaluation of financial instruments(ii)	3,615
Impairment loss on other investments(iii)	12,916
Foreign currency gain	(6,543)
Transaction costs(iv)	196
Other, net(vi)	(248)
Restructuring costs(vii)	547
Share-based compensation(viii)	2,236
Financial statement review costs(ix)	18
Adjusted EBITDA	$(11,051)

Six months ended June 30, 2025
Net loss	$(30,759)
Interest income, net	(18,662)
Income tax benefit	(980)
Depreciation and amortization	7,042
EBITDA	(43,359)
Loss on revaluation of financial instruments(ii)	591
Foreign currency loss	37,955
Transaction costs(iv)	72
Loss on held-for-sale assets(v)	2,501
Other, net(vi)	(42)
Restructuring costs(vii)	1,323
Share-based compensation(viii)	3,469
Financial statement review costs(ix)	438
Inventory step-up recorded to cost of sales(x)	517
Israel Ministry of Economy and Industry dumping inquiry expense(xi)	512
Adjusted EBITDA	$3,977

Six months ended June 30, 2024
Net loss	$(11,243)
Interest income, net	(27,696)
Income tax benefit	(2,732)
Depreciation and amortization	3,244
EBITDA	(38,427)
Share of income from equity method investments	(2,365)
Impairment loss on long-lived assets(i)	1,974
Loss on revaluation of financial instruments(ii)	6,257
Impairment loss on other investments(iii)	25,650
Foreign currency gain	(19,802)
Transaction costs(iv)	196
Other, net(vi)	422
Restructuring costs(vii)	630
Share-based compensation(viii)	4,251
Financial statement review costs(ix)	(506)
Adjusted EBITDA	$(21,720)
(i)For the six months ended June 30, 2024, impairment loss on long-lived assets related to the winding down of operations at our Winnipeg, Manitoba facility.
(ii)For the three and six months ended June 30, 2025 and 2024, the loss on revaluation of financial instruments related primarily to the Company’s equity securities in Vitura Health Limited.
(iii)For the three and six months ended June 30, 2024, impairment loss on other investments represents the fair value change on the PharmaCann Option.
(iv)For the three and six months ended June 30, 2025 and 2024, transaction costs represented legal, financial and other advisory fees and expenses incurred in connection with the Cronos GrowCo Transaction. These costs are included in general and administrative expenses on the condensed consolidated statement of net loss and comprehensive income (loss).
(v)For the three and six months ended June 30, 2025, loss on held-for-sale assets related to a revaluation of the Winnipeg, Manitoba facility held-for-sale asset group.
(vi)For the three and six months ended June 30, 2025, other, net related to (gain) loss on revaluation of derivative liabilities. For the three and six months ended June 30, 2024, other, net related to (gain) loss on disposal of assets and (gain) loss on revaluation of derivative liabilities.
(vii)For the three and six months ended June 30, 2025, restructuring costs related to employee-related severance costs and IT infrastructure and finance transformation costs associated with the Realignment. For the three months ended June 30, 2024, restructuring costs related to employee-related severance costs and other restructuring costs associated with the Realignment.

(viii)For the three and six months ended June 30, 2025 and 2024, share-based compensation related to the non-cash expenses of share-based compensation awarded to employees under the Company’s share-based award plans.
(ix)For the three and six months ended June 30, 2025 and 2024, financial statement review costs included legal costs incurred defending shareholder class action complaints brought against the Company as a result of the 2019 restatement.
(x)For the six months ended June 30, 2025, inventory step-up recorded to cost of sales represents the portion of the inventory step-up from the Cronos GrowCo Transaction that was recorded through the condensed consolidated statements of loss and comprehensive income (loss).
(xi)For the three and six months ended June 30, 2025, Israel Ministry of Economy and Industry dumping inquiry expense included expenditures relating to the regulatory inquiry about alleged dumping of medical cannabis products in Israel and related litigation and external relations expenses.
For the three months ended June 30, 2025 Adjusted EBITDA was $1.7 million, representing an improvement of $12.7 million from three months ended June 30, 2024. For the six months ended June 30, 2025, Adjusted EBITDA was $4.0 million, representing an improvement of $25.7 million from the six months ended June 30, 2024. The improvement year-over-year was primarily driven by higher revenue, lower cost of sales due to the consolidation of Cronos GrowCo, as well as by lower operating expenses due to a decline in general and administrative costs.

Adjusted Gross Profit and Adjusted Gross Margin
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented Adjusted Gross Profit and Adjusted Gross Margin, non-GAAP measures that exclude the impacts of inventory-related purchase accounting adjustments from the calculations of gross profit and gross margin, which resulted from the Cronos GrowCo Transaction. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.
Management believes that Adjusted Gross Profit and Adjusted Gross Margin provide useful insight into underlying business trends to facilitate comparisons of period-over-period results by removing the impacts of inventory-related purchase accounting adjustments resulting from the Cronos GrowCo Transaction, which reflect a one-time event and do not reflect management’s assessment of ongoing business performance.

(in thousands of USD)	Three months ended June 30,		Change			Six months ended June 30,		Change
	2025	2024	$	%		2025	2024	$	%
Net revenue	$33,455	$27,762	$5,693	21%		$65,717	$53,050	$12,667	24%

Gross profit	$14,504	$6,297	$8,207	130%		$28,238	$10,780	$17,458	162%
Inventory step-up recorded to cost of sales	—	—	—	N/A		517	—	517	N/A
Adjusted Gross Profit	$14,504	$6,297	$8,207	130%		$28,755	$10,780	$17,975	167%

Gross margin(i)	43%	23%	N/A	20	pp	43%	20%	N/A	23	pp
Adjusted Gross Margin(ii)	43%	23%	N/A	20	pp	44%	20%	N/A	24	pp
(i)Gross margin is defined as gross profit divided by net revenue.
(ii)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.
For the three months ended June 30, 2025 Adjusted Gross Profit was $14.5 million, representing an increase of $8.2 million from three months ended June 30, 2024. For the six months ended June 30, 2025, Adjusted Gross Profit was $28.8 million, representing an increase of $18.0 million from the six months ended June 30, 2024. The increase was primarily due to the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes, and production efficiencies.
Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenue, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for the three and six months ended June 30, 2025, as well as cash and cash equivalents and short-term investment balances as of June 30, 2025 compared to December 31, 2024, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the three and six month comparative periods in 2024 rather than the actual average exchange rates in effect during the respective current period; constant currency current and prior comparative balance sheet information is translated at the prior year-end spot rate rather than the current period spot rate. All growth comparisons relate to the corresponding period in 2024. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our operations. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.
The table below sets forth certain measures of consolidated results from continuing operations on a constant currency basis for the three and six months ended June 30, 2025 compared to the three and six months ended June 30, 2024 as well as cash and cash equivalents and short-term investments as of June 30, 2025 and December 31, 2024, both on an as-reported and constant currency basis (in thousands):

As Reported	As Adjusted for Constant Currency
Three months ended June 30,	As Reported Change	Three months ended June 30,	Constant Currency Change
2025	2024	$	%	2025	$	%
Net revenue	$33,455	$27,762	$5,693	21%	$33,334	$5,572	20%
Gross profit	14,504	6,297	8,207	130%	14,421	8,124	129%
Gross margin	43%	23%	N/A	20	pp	43%	N/A	20	pp

Operating expenses	19,828	21,858	(2,030)	(9)%	19,843	(2,015)	(9)%
Net loss	(38,482)	(8,759)	(29,723)	(339)%	(39,798)	(31,039)	(354)%
Adjusted EBITDA	1,688	(11,051)	12,739	N/M	1,587	12,638	N/M

Six months ended June 30,	As Reported Change	Six months ended June 30,	Constant Currency Change
2025	2024	$	%	2025	$	%
Net revenue	$65,717	$53,050	$12,667	24%	$66,956	$13,906	26%
Gross profit	28,238	10,780	17,458	162%	28,645	17,865	166%
Gross margin	43%	20%	N/A	23	pp	43%	N/A	23	pp

Operating expenses	37,634	42,289	(4,655)	(11)%	38,319	(3,970)	(9)%
Net loss	(30,759)	(11,243)	(19,516)	(174)%	(32,477)	(21,234)	(189)%
Adjusted EBITDA	3,977	(21,720)	25,697	N/M	3,920	25,640	N/M

As of June 30,	As of December 31,	As Reported Change	As of June 30,	Constant Currency Change
2025	2024	$	%	2025	$	%
Cash and cash equivalents	$794,416	$858,805	$(64,389)	(7)%	$792,622	$(66,183)	(8)%
Short-term investments	40,000	—	40,000	N/A	40,000	40,000	N/A
Total cash and cash equivalents and short-term investments	$834,416	$858,805	$(24,389)	(3)%	$832,622	$(26,183)	(3)%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended June 30,		As Reported Change		Three months ended June 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Cannabis flower	$25,025	$20,661	$4,364	21%	$24,820	$4,159	20%
Cannabis extracts	8,360	7,064	1,296	18%	8,446	1,382	20%
Other	70	37	33	89%	68	31	84%
Net revenue	$33,455	$27,762	$5,693	21%	$33,334	$5,572	20%

	As Reported				As Adjusted for Constant Currency
	Six months ended June 30,		As Reported Change		Six months ended June 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Cannabis flower	$48,369	$38,186	$10,183	27%	$48,985	$10,799	28%
Cannabis extracts	16,968	14,791	2,177	15%	17,597	2,806	19%
Other	380	73	307	421%	374	301	412%
Net revenue	$65,717	$53,050	$12,667	24%	$66,956	$13,906	26%

	As Reported				As Adjusted for Constant Currency
	Three months ended June 30,		As Reported Change		Three months ended June 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Canada	$19,150	$19,844	$(694)	(3)%	$19,633	$(211)	(1)%
Israel	9,376	6,889	2,487	36%	9,001	2,112	31%
Other countries	4,929	1,029	3,900	379%	4,700	3,671	357%
Net revenue	$33,455	$27,762	$5,693	21%	$33,334	$5,572	20%

	As Reported				As Adjusted for Constant Currency
	Six months ended June 30,		As Reported Change		Six months ended June 30,	Constant Currency Change
	2025	2024	$	%	2025	$	%
Canada	$39,280	$38,715	$565	1%	$41,104	$2,389	6%
Israel	18,605	13,306	5,299	40%	18,094	4,788	36%
Other countries	7,832	1,029	6,803	661%	7,758	6,729	654%
Net revenue	$65,717	$53,050	$12,667	24%	$66,956	$13,906	26%
For the three months ended June 30, 2025, net revenue on a constant currency basis was $33.3 million, representing a 20% increase from the three months ended June 30, 2024. For the six months ended June 30, 2025, net revenue on a constant currency basis was $67.0 million, representing a 26% increase from the six months ended June 30, 2024. On a constant currency basis, net revenue increased for the three and six months ended June 30, 2025, primarily due to higher cannabis flower sales in Israel and other countries, which carry no excise taxes, the consolidation of Cronos GrowCo, and higher cannabis extract sales in the Canadian market. On a constant currency basis, the consolidation of Cronos GrowCo as a result of the Cronos GrowCo Transaction contributed $2.2 million and $5.3 million, respectively, of cannabis flower sales in the three and six months ended June 30, 2025. No such sales were recognized for the three and six months ended June 30, 2024.
Gross profit
For the three months ended June 30, 2025, gross profit on a constant currency basis was $14.4 million, representing a 129% increase from the three months ended June 30, 2024. For the six months ended June 30, 2025, gross profit on a constant currency basis was $28.6 million, representing a 166% increase from the six months ended June 30, 2024. On a constant currency basis, gross profit increased for the three and six months ended June 30, 2025, primarily due to the consolidation of Cronos GrowCo, higher average sales prices driven primarily by a mix shift to Israel and other countries, higher sales volumes, and production efficiencies. On a constant currency basis, for the six months ended June 30, 2025, we recognized $0.6 million of inventory step-up from the Cronos GrowCo Transaction in cost of sales. No such costs were recognized for the three months ended June 30, 2025, or the three and six months ended June 30, 2024.
Operating expenses
For the three months ended June 30, 2025, operating expenses on a constant currency basis were $19.8 million, representing a 9% decrease from the three months ended June 30, 2024. For the six months ended June 30, 2025, operating expenses on a constant currency basis were $38.3 million, representing a 9% decrease from the six months ended June 30, 2024. On a constant currency basis, operating expenses decreased for the three and six months ended June 30, 2025, primarily due to lower salaries and benefits, higher expected credit loss allowance on loans receivable recorded in the prior period, and lower share-based compensation expense, partially offset by higher sales and marketing expenses and restructuring costs and the consolidation of Cronos GrowCo. On a constant currency basis, for the three and six months ended June 30, 2025, the consolidation of Cronos GrowCo increased operating expenses by $1.0 million and $1.9 million, respectively. No such costs were recorded in the three or six months ended June 30, 2024. Operating expenses on a constant currency basis also declined for the six months ended June 30, 2025 due to lower impairment loss on long-lived assets.

Net loss
For the three months ended June 30, 2025, net loss on a constant currency basis was $39.8 million, representing an increased loss of $31.0 million from the three months ended June 30, 2024. For the six months ended June 30, 2025, net loss on a constant currency basis was $32.5 million, representing an increased loss of $21.2 million from six months ended June 30, 2024. On a constant currency basis, the increased net loss was primarily due to an unrealized foreign exchange loss on our U.S. dollar-denominated cash and cash equivalents and short-term investments held in Canada, driven by the Canadian dollar strengthening against the U.S. dollar, partially offset by higher gross profit and lower operating expenses.
Adjusted EBITDA
For the three months ended June 30, 2025, Adjusted EBITDA on a constant currency basis was $1.6 million, representing a $12.6 million improvement from the three months ended June 30, 2024. For the six months ended June 30, 2025, Adjusted EBITDA on a constant currency basis was $3.9 million, representing a $25.6 million improvement from the six months ended June 30, 2024. The improvement in Adjusted EBITDA for the three and six months ended June 30, 2025 on a constant currency basis was driven by higher gross profit, as well as by lower operating expenses due to a decline in general and administrative costs.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis decreased 3% to $832.6 million as of June 30, 2025, from $858.8 million as of December 31, 2024. The decrease in cash and cash equivalents and short-term investments on a constant currency basis is primarily due to purchases of property, plant and equipment, repurchases of common stock, dividend payments to non-controlling interests and withholding taxes paid on share-based awards in the six months ended June 30, 2025.
Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of June 30, 2025, June 30, 2024, and December 31, 2024. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The condensed consolidated statements of net loss and comprehensive income (loss) and condensed consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the reporting period as reported on Bloomberg. The exchange rates used to translate from U.S. dollars to Canadian dollars (“C$”) and Israeli New Shekels ("ILS") are shown below:

(Exchange rates are shown as C$ per $)	As of
	June 30, 2025	June 30, 2024	December 31, 2024
Spot rate	1.3608	1.3674	1.4351
Average rate	1.4094	1.3581	N/A

(Exchange rates are shown as ILS per $)	As of
	June 30, 2025	June 30, 2024	December 31, 2023
Spot rate	3.3683	3.7742	3.6526
Average rate	3.5954	3.6950	N/A

For further information, please contact:
Harrison Aaron
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com